UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2015

Flasr Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-55270	46-2681687
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1075 Peachtree Street NE, Suite 3650, Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

(409)-965-3761
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2015 Flasr Inc. (the “Company”) closed on a $48,000 financing pursuant to into a securities purchase agreement, dated June 4, 2015 (the “Securities Purchase Agreement”), with Vis Vires Group, Inc. (“Vis Vires”) for the sale of a convertible promissory note (the “Note”) in the principal amount of $48,000. The Company received net proceeds from the issuance of the Note in the amount of $48,000.

The Note, which is due on March 8, 2015, bears interest at the rate of 8% per annum. All principal and accrued interest on the Note is convertible into shares of the Company’s common stock at the election of Vis Vires at any time after 180 days from issuance of the Note or after its maturity at a conversion price equal to a 42% discount to the average of the lowest three closing bid prices of the common stock during the 10 trading day period prior to conversion. Failure of the Company to deliver shares to Vis Vires upon conversion through willful or deliberate hindrance on the part of the Company shall result in a payment to Vis Vires of $2,000 in cash per day or, at Vis Vires’ option, such amount being added to the principal amount of the Note. The conversion price is subject to certain anti-dilution protection; for example, if the Company issues shares for a consideration less than the applicable conversion price, the conversion price is reduced to such amount (other than the aggregate of 4.1 million shares based on agreements or arrangements previously entered into by the Company). The Company has the right to prepay the Note with a premium of up to 140% of all amounts owed to Vis Vires depending upon when the prepayment is effectuated.

While the Note is outstanding, the Company agreed, among others, not to make any distributions on its stock, not to repurchase any shares, not to incur certain liabilities for borrowed money or sell assets outside of the ordinary course of business.

Vis Vires agreed to restrict its ability to convert the Note and receive shares of the Company if the number of shares of common stock beneficially held by Vis Vires and its affiliates in the aggregate after such conversion exceeds 9.99% of the then outstanding shares of common stock.

The Note contains default events which, if triggered and not timely cured (if curable), will result in a default payment equal to twice the amount owed to Vis Vires and a default interest at the rate of 22% per annum.

For all the terms and conditions of the Securities Purchase Agreement and Note described above, reference is hereby made to such Agreement and Note annexed hereto as Exhibit 10.14 and Exhibit 10.15, respectively. All statements made herein concerning the foregoing Agreement and Note are qualified by reference to said Exhibits.

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Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.03.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 3.02. The Note described in Item 1.01 above was issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The securities purchase agreements executed in connection therewith contains representations to support the Company's reasonable belief that Vis Vires had access to information concerning the operations and financial condition of the Company, is acquiring the securities for its own account and not with a view to the distribution thereof, and is an "accredited investor" as such term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act. At the time of their issuance, the Note and any shares of common stock issued upon conversion thereof above will be deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

10.14	Securities Purchase Agreement, dated June 4, 2015, between Flasr, Inc. and Vis Vires Group, Inc.

10.15	8% Convertible Promissory Note, dated June 4, 2015, in the original principal amount of $48,000 issued to Vis Vires Group, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLASR INC.

Dated: July 2, 2015	By:	/s/ Everett Dickson
	Name:	Everett Dickson
	Title:	President and Chief Executive Officer

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